Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, CA 90064-1021
News Release
Teledyne Technologies Elects
Ken Dahlberg to Board of Directors
LOS ANGELES – February 22, 2006 – Teledyne Technologies Incorporated (NYSE:TDY) announced today that Kenneth C. Dahlberg, chairman of the board, CEO and president of Science Applications International Corporation (SAIC), joined Teledyne Technologies’ board of directors.
The addition of Dahlberg raises the number of board members to nine. Prior to joining SAIC in November 2003, Dahlberg served as executive vice president of General Dynamics where he was responsible for the company’s Information Systems and Technology Group.
Dahlberg began his career with Hughes Aircraft in June 1967. He held various engineering, program management and leadership positions with Hughes. At Hughes, he served as president of the division that produced air traffic control hardware, systems and radar; then was president of the division that produced weapons systems, naval systems and tank systems, and later was president of the Sensors and Communications division. When Raytheon acquired Hughes Aircraft in 1997, he became president and chief operating officer of Raytheon Systems Company and oversaw operations of the defense business units. Three years later, he assumed the duties of executive vice president for business development and president of Raytheon International.
“I am very pleased that Ken has agreed to join our Board,” said Robert Mehrabian, chairman, president and chief executive officer of Teledyne Technologies Incorporated. “His background is an excellent fit for Teledyne and we look forward to his contributions.”
Teledyne Technologies is a leading provider of sophisticated electronics components, instruments and communication products, systems engineering solutions, and aerospace products and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Canada and Mexico. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Investor Contact:	Jason VanWees
(310) 893-1642

Media Contact:	Robyn McGowan
(310) 893-1640